UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
March 4, 2008

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Biblioteksgatan 11 S111 46 Stockholm, Sweden
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
+468 678 18 50 — Sweden (925) 355-7700 — USA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 4, 2008, Neonode Inc. (the “Company”), sold $4.5 million in securities in a private placement to accredited investors (“Investors”) pursuant to a Subscription Agreement, dated March 4, 2008 (“Subscription Agreement”). The Company sold 1,800,000 shares (“Investor Shares”) of the Company’s common stock, $0.001 par value (“Common Stock”), for $2.50 per share. After placement agent fees and offering expenses, the Company received net proceeds of approximately $4,000,000.

Pursuant to the Subscription Agreement, the Company granted the Investors piggyback registration rights in respect to the Investor Shares and is obligated to include the Investor Shares in the next registration statement the Company files with the Securities and Exchange Commission (“SEC”), subject to limited exceptions. In addition, the Company issued an aggregate of 207,492 shares of Common Stock to investors who participated in the September 2007 private placement pursuant to anti-dilution provisions contained in the September 2007 private placement transaction documents.

Empire Asset Management, Inc. acted as financial advisor in the private placement and received compensation in connection with the private placement of approximately $450,000 in cash and 120,000 shares of Common Stock.

The securities described above were issued to "accredited" investors only as such term is promulgated by the SEC. In reliance upon each such investor’s representation as an “accredited investor” among other representations, the issuance of the securities described above were exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant Section 4(2) thereof and in reliance upon Rule 506 of Regulation D promulgated by the SEC.

The form of Subscription Agreement is filed with this report as Exhibit 10.1, and is incorporated herein by reference.

A press release issued by the Company in connection with the private placement is filed with this report as Exhibit 99.1

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibits

10.1	Form of Subscription Agreement
99.1	Press Release

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NEONODE INC.

Date: March 7, 2008	By:	/s/ David W. Brunton
Name: David W. Brunton
Title: Chief Financial Officer, Vice President, Finance and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Subscription Agreement
99.1	Press Release